Exhibit 99.1

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President — Finance
Chief Financial Officer
(585) 647-6400

Investor Relations:
Cara O’Brien/Melissa Myron
Financial Dynamics
(212) 850-5600
MONRO MUFFLER BRAKE, INC. PROVIDES BUSINESS UPDATE
     ROCHESTER, N.Y. — September 22, 2005 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that comparable store sales for its second quarter ending September 24, 2005 are expected to reflect an increase of approximately 1% over the prior year quarter. Total sales are expected to be up approximately 8%. September results negatively impacted the quarter’s overall comparable store sales performance as consumers presumably deferred a greater amount of discretionary purchases in response to concerns over the weakening economy, including higher gas prices.
     Robert G. Gross, President and Chief Executive Officer, commented, “While the consumer may defer automotive repair, eventually those cars will need service in order to operate properly. Therefore, as has been our experience in the past, we believe that we should see an increase in our sales in future months as consumer confidence improves and discretionary purchases rebound.”
     The Company plans to release its full second quarter results in late October 2005.
     As previously announced, the Company will be speaking at the Banc of America Annual Investment Conference on September 22, the Thomas Weisel Partners Consumer Conference on September 27, the RBC

Capital Markets Consumer Conference on September 28 and Sidoti & Co. Emerging Growth Institutional Investor Conference on September 29. The presentation that will be used for the aforementioned conferences can be accessed on the Company’s website, www.monro.com under the Investor Information link.
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 626 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 27, 2004.
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